Exhibit 10.28

ANTIGENICS INC

2004 EXECUTIVE INCENTIVE PLAN

PURPOSE OF PLAN

To provide additional incentive for key executives to contribute to the success of the Company. The Plan provides significant and competitive incentive awards which relate directly to the achievement of corporate objectives and individual performance goals. This, in turn, promotes and protects the interests of stockholders and enhances the Company’s ability to attract, retain, motivate and compensate our employees.

Senior Management shall interpret and administer the Plan and its rules and regulations as outlined below.

AWARD FUND

The total bonus award fund for the plan year will be approved by the Compensation Committee of the Board of Directors on the recommendation of the Chief Executive Officer.

The recommendations will reflect an assessment of the Company’s performance against key milestones/objectives agreed to for the plan year.

ELIGIBILITY FOR PARTICIPATION

Executives in good standing who are not eligible to participate in any other annual incentive plan.

Eligibility and the criteria for eligibility for participation in the Plan are not automatic from one year to the next, but are subject to an annual review by senior management. Exclusion of an otherwise eligible employee must have the approval of the Chief Executive Officer.

INDIVIDUAL PERFORMANCE OBJECTIVES

Incentive awards will be based upon the achievement of corporate objectives and individual performance goals. It is the responsibility of each functional head to set and communicate strategic goals, develop budgets, and formulate action plans in concurrence with their senior management. Based on plans, managers and employees are responsible for documenting agreed upon goals, targets and priorities using the performance management system, forms and timetables.

All performance objectives are pre-approved by senior management.

TARGETED INCENTIVE AWARD OPPORTUNITY

A significant and competitive targeted incentive award opportunity is assigned to each position. Target awards will typically range from 20% to 50%. The targeted award is expressed as a percentage of a participant’s base salary. Actual awards will equal, exceed or fall below targeted incentive levels based on the extent to which performance objectives are achieved.

Targeted incentive award levels are subject to review each year by the Compensation Committee of the Board of Directors to ensure they remain competitive and consistent with Plan objectives.

DETERMINATION OF ACTUAL INCENTIVE EARNINGS

Awards will be funded from 0% to 150% based on the extent to which Antigenics’ corporate objectives/milestones are achieved. At the approval of the Chief Executive Officer, awards may be adjusted to recognize individual goal attainment and performance that contributed to the achievement of corporate objectives/milestones.

TIMING OF INCENTIVE AWARD PAYMENTS

All incentive award payments will be paid on or about February 15th.

TAX TREATMENT OF AWARDS

Appropriate Federal, State and Local taxes will be deducted from all incentive award payments.

EFFECTIVE DATE OF SALARY

Incentive award payments will be calculated based on salary in effect on January 1st.

HIRES, PROMOTIONS, DEATHS & LAST WORKDAY PRECEDING RETIREMENT

Incentive awards for the above actions may be pro-rated throughout the Plan year based upon the number of months that the action is effective, including partial months at the discretion of senior management.

For example:

Hire - An employee hired on 7/15 will receive 5 months of incentive.

Promotion - An employee who is promoted from one bonus target level to another on 11/5 will receive a target incentive of the first percentage for 10 months and the second percentage for two months.

Death - An incentive award based on four months of earnings will be paid to the estate of an employee who dies on 4/20.

TERMINATIONS

Employees who are terminated by the Company (other than for reasons of death, disability, or retirement) or who voluntarily resign from the Company must be active on February 15th to receive the award payment.

LEAVES OF ABSENCE

The Company may, in its sole discretion, and consistent with applicable law, reduce awards in the event that an employee is on a leave of absence in excess of 30 working days.

Individuals who are receiving long-term disability benefits are no longer active employees, and therefore, are not eligible to participate in the incentive plan.

WITHHOLDING PAYMENTS

Participants do not have any enforceable right to receive any award made with respect to a fiscal year or to retain any payment made with respect thereto if for any reason during such entire fiscal year they have not performed their duties to the satisfaction of the Company. In cases where management deems it appropriate to withhold all or a part of a payment for performance related reasons, the performance issues must be documented and the affected employee must receive explicit notice that his/her payment under the Plan will be withheld if the performance issues are not addressed.

MISCELLANEOUS

Senior management shall review the operation of the Plan. If at any time continuation of the Plan or any of its provisions becomes inappropriate or inadvisable, the Plan or its provisions shall be revised, modified, suspended or withdrawn. The Company reserves the right to interpret this Plan in its sole discretion.

Participants do not have any right or interest, whether vested or otherwise, in the Plan or in any award unless and until all of the terms, conditions and provisions of the Plan and the conditions have been complied with. Nothing contained in the Plan or in the guidelines shall require the Company to segregate or earmark any cash, shares of stock or other property. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company or of any Subsidiary to dismiss and/or discharge any employee at any time.

These guidelines are a summary intended to assist in the administration of the Plan. In cases where the summary conflicts with the actual Plan or the rules and regulations adopted by the Board and its designated Committee, those shall be followed.